NATIONAL PENN BANCSHARES
[GRAPHIC OMITTED]                                                PRESS RELEASE


For Immediate Release

Contact: Catharine S. Bower, Communications Manager
         610-369-6618
         csbower@natpennbank.com

           National Penn Bancshares, Inc. to Postpone Earnings Release

Boyertown, Pa. January 13, 2005 - The Board of Directors of National Penn Bancshares, Inc. (NASDAQ: NPBC) announced today that National Penn is postponing the public release of its earnings for 2004. The earnings release had been scheduled for January 20, 2005.

On January 6 and 7, 2005, National Penn, as a result of its ongoing operating controls and procedures, discovered evidence suggesting irregularities in certain loan and deposit accounts that appear to be the result of intentional misconduct. At present, such misconduct appears to be limited to the acts of a single person. Upon discovering these irregularities, management promptly initiated an investigation of these accounts, with the assistance of special legal counsel and outside forensic accountants, and notified the Chairs of the Audit and the Nominating/Corporate Governance Committees of its Board of Directors, and the federal regulatory authorities. At this time National Penn has not determined the financial impact of these irregularities and, if any losses did occur, whether they will be covered by insurance or loan loss reserves, or will be recoverable in a civil action(s). National Penn currently believes that these irregularities are isolated to a particular area and that all necessary resources are being utilized to complete this investigation in a professional and timely manner. Completion of this investigation is required for a final determination of earnings for 2004. Because it is unlikely that this investigation can be completed before January 20, National Penn has postponed the release date for its 2004 earnings. National Penn will announce the date for public release of its 2004 earnings as soon as it is determined.

                                     -More-
page 2/National Penn To Postpone Earnings


Throughout this investigation, National Penn and all of its operating subsidiaries and divisions will continue to serve their clients and customers in the same professional and attentive manner that has been the hallmark of National Penn's long history of success and financial strength.

National Penn Bancshares, Inc. is a $4.34 billion financial services company operating 73 community offices in southeastern Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, and The Peoples Bank of Oxford Divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn's trust and investment management services are provided through Investors Trust Company and FirstService Capital, Inc.; brokerage services are provided through National Penn Investment Services; mortgage banking activities are provided through National Penn Mortgage Company; insurance services are provided through National Penn Insurance Agency, Inc., and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the NASDAQ Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.

This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission. National Penn cautions readers not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.


                                      # # #